United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2026

Date of Report (date of earliest event reported)

Limoneira Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34755	77-0260692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1141 Cummings Road

Santa Paula, CA 93060

(Address of Principal Executive Offices) (Zip Code)

(805) 525-5541

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LMNR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mark Palamountain as Chief Financial Officer and Treasurer

On January 22, 2026, Mark Palamountain notified the Chief Executive Officer (the “CEO”) of Limoneira Company (the “Company”), Harold S. Edwards, of his decision to resign from his position as Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer of the Company. The effective date of Palamountain’s departure has not yet been determined.

Mr. Palamountain will remain available to the Company in an advisory capacity following his departure to assist with ongoing initiatives and support the leadership transition. Compensation to Mr. Palamountain, if any, for these services has not been determined as of the date of this filing.

Appointment of Gregory C. Hamm as Chief Financial Officer and Treasurer

On January 27, 2026, the Board of Directors of the Company (the “Board”) approved the appointment of Gregory C. Hamm, the current Vice President and Corporate Controller of the Company, as the Vice President, CFO and Treasurer of the Company, effective as of the effective date of Mr. Palamountain’s resignation.

Mr. Hamm, age 64, has served as the Corporate Controller of the Company since 2004, and as the Vice President and Corporate Controller since 2008. Mr. Hamm has served as a member of the Board of Directors for Limoneira’s Federal Credit Union since 2011 and as President of Limoneira’s Federal Credit Union from 2011 – 2021. Prior to joining the Company, Mr. Hamm served as the Corporate Controller for Enterprise Fish Co. and Hurry Curry of Tokyo Restaurants. Mr. Hamm is a graduate of the University of California at Santa Barbara where he earned a Bachelor of Arts Degree in Business Economics with an Accounting Emphasis.

There was no arrangement or understanding between Mr. Hamm and any other persons pursuant to which Mr. Hamm was elected as an officer, and as of the date hereof, there are no transactions or proposed transactions between Mr. Hamm and the Company that require disclosure pursuant to Item 404(a) of Regulation S-K (17 CFR 229.404(a)), nor any familial relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K (17 CFR 229.401(d)).

In connection with Mr. Hamm’s new position, he will receive a base salary of $350,000. His existing transaction bonus agreement will also be amended to align with the terms of Mr. Palamountain’s transaction bonus agreement, such that it will provide for a base amount of $2,225,000 (the “Transaction Bonus”), provided that the price per share of common stock received in qualifying transactions is at least equal to $28.00 per share (the “Base Share Price”). Mr. Hamm’s Transaction Bonus will increase for any increase in share price above the Base Share Price in $0.25 increments up to, but not including, $40.00 per share (the “Target Share Price”). If the price per share is equal to the Target Share Price, Mr. Hamm will receive a Transaction Bonus of $3,150,000 (the “Hamm Target Transaction Bonus Amount”). For every $1.00 increase above the Target Share Price, the Hamm Target Transaction Bonus Amount will be increased by $37,500.

Mr. Hamm’s existing change in control agreement will also be amended to align with the terms of Mr. Palamountain’s change in control agreement, such that it will provide that if he is terminated without cause or resigns for good reason during the period (a) commencing upon the earlier of (i) the execution by the Company of a definitive agreement, the consummation of which would constitute a change in control of the Company or (ii) ninety (90) days prior to a change in control of the Company, and (b) ending twelve (12) months after a change in control of the Company, and subject to his execution of a release in favor of the Company, he will receive: (x) a payment equal to 200% of his base salary at the time of the change in control of the Company, to be paid in a single cash payment, and (y) COBRA continuation coverage for up to twenty-four (24) months following the separation.

Mr. Hamm will also participate in other compensation arrangements available to executive officers, as described in the Company’s 2025 Proxy Statement.

A copy of the Company’s press release regarding the resignation of Mr. Palamountain and the appointment of Mr. Hamm is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	Limoneira Company Press Release dated January 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2026	LIMONEIRA COMPANY

	By:	/s/ Mark Palamountain
Mark Palamountain
Chief Financial Officer and Treasurer